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                                ZERO CORPORATION

                             MANAGEMENT BONUS PLAN



                                   I. Purpose

     The purpose of the ZERO Corporation Management Bonus Plan is to encourage management of ZERO Corporation ("ZERO") to strongly perform for the benefit of ZERO stockholders and to fairly compensate management for performance.

                            II.  Target Performance

     Each management employee who is a participant in the ZERO Management Bonus Plan at the beginning of each fiscal year, will be assigned a "Target Bonus" by the President of ZERO which shall be a percentage of the participant's salary. The Target Bonus of the President shall be assigned by the Compensation Committee and approved by the Board Directors.

                   III.  Factors to Determine Award of Bonus

     The award of Bonus shall be determined by three factors measured during a fiscal year of ZERO:

     a. Net Income - Actual Net Income for the plan fiscal year calculated as a percentage of the Plan I forecast as presented by management to the Board of Directors and approved by the Board of Directors at its April meeting, in each case calculated pre-bonus (the "% of Plan I").

     b. Stockholder Value - The percentage increase in stockholder value during the plan fiscal year measured by the Common Stock price of ZERO on the New York Stock Exchange on the last day of January, February and March of the preceding fiscal year and the plan fiscal year, plus cash dividends paid during the fiscal year, and adjusted for stock splits and stock dividends (the "Increase in Stockholder Value").

     c. Tangible Stockholders' Equity - The percentage increase in tangible Stockholders' Equity during the plan fiscal year measured by Stockholders' Equity, less goodwill, reflected on the books of ZERO on the last day of the preceding fiscal year and on the last day of the plan fiscal year (the "Increase in Stockholders' Equity"). For purposes of these calculations, the public issuance or repurchase of Common Stock (except normal purchases or sales pursuant to ZERO's employee stock purchase or stock option plans as approved by stockholders) and goodwill resulting from an acquisition shall be excluded only from the first year that they are reflected on the financial statements.

                                 Exhibit 10.5
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                   IV.  Weight of Factors to Determine Bonus

     In connection with the award of a Bonus, the factors set forth in III above shall have the following weights:

                a. % of Plan I                      = 60 points
                b. Increase in Stockholder Value    = 15 points
                c. Increase in Stockholders' Equity = 25 points

If, after calculation of the factors, 100 points are earned, then 100% of the Target Bonus will be paid. (Likewise, if 75 points are earned, 75% of the Target Bonus will be paid; if 125 points are earned, 125% of the Target Bonus will be paid.)

                               V.  Calculations

          a. % of Plan I - An award of 60 points will be made if 95% of Plan I is achieved. For each 1 percentage point achieved above or below 95% of Plan I, there will be added or subtracted 5 points. No points will be awarded unless at least 55% of Plan I is achieved.

          b. Stockholder Value - An award of 15 points will be made if an increase of 7.5% of Stockholder Value is achieved. For each 1 percentage point achieved above or below 7.5%, there will be added or subtracted 2.5 points. In no event will the number of points awarded be less than zero.

          c. Stockholders' Equity - An award of 25 points will be made if an increase of 5% in Stockholders' Equity is achieved. For each 1 percentage point achieved above or below 5%, there will be added or subtracted 5 points. In no event will the number of points awarded be less than zero.

                          VI.  Unusual Circumstances

          In the event of unusual circumstances during the plan fiscal year, such as extraordinary income or expense or dramatic market downturns, the Compensation Committee of the Board of Directors shall reserve to itself the power to modify the factors described above to achieve fairness, which modification shall be subject to approval of the Board of Directors.

                                 Exhibit 10.5